EXHIBIT 99.1

FOR IMMEDIATE RELEASE Contact: Wendy L. Simpson, CEO & President Pam Kessler, SVP & CFO (805) 981-8655

LTC ANNOUNCES REGISTERED DIRECT PLACEMENT OF
1.5 MILLION SHARES OF COMMON STOCK

WESTLAKE VILLAGE, CALIFORNIA, August 2, 2010 — LTC Properties, Inc. (NYSE:LTC) announced today that it has entered into an agreement to sell 1,500,000 shares of common stock at a price of $24.70 per share to an institutional investor pursuant to a registered direct placement.  The Company expects to raise approximately $36.5 million in net proceeds from the offering.  The offering is expects to close on or about August 6, 2010.  CSCA Capital Advisors, LLC is acting as placement agent for the Transaction.

The Company is a self-administered real estate investment trust that primarily invests in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments.  For more information on LTC Properties, Inc., visit the Company’s website at www.LTCProperties.com.

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future.  All statements other than historical facts contained in this press release are forward looking statements.  These forward looking statements involve a number of risks and uncertainties.  All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements.  Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct.  The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.